UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☑ Soliciting Material under § 240.14a-12

NOCOPI TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

CEDAR CREEK PARTNERS, LLC
ERIKSEN CAPITAL MANAGEMENT, LLC
TIM ERIKSEN
HARRIS PERLMAN
MATTHEW WINGER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LARGEST SHAREHOLDER OF NOCOPI TECHNOLOGIES
OBJECTS TO BOARD ENTRENCHMENT

Seattle – November 09, 2021 – Cedar Creek Partners, LLC (“Cedar Creek”) the largest shareholder of Nocopi Technologies, Inc. (Pink: NNUP) (“Nocopi”) is disappointed that the board of Nocopi continues its twenty year track record of preventing shareholders from choosing board members.

Cedar Creek Partners, Eriksen Capital Management clients and Tim Eriksen, the managing member of Cedar Creek, and advisor to accounts managed by Eriksen Capital Management own in excess of 10% of Nocopi’s shares.

The board of Nocopi has refused to hold an annual meeting for over twenty years. On August 26, 2021 Cedar Creek Partners delivered to Nocopi a written request to call a special meeting of the shareholders of Nocopi. The request was signed by shareholders representing in excess of 25% of the outstanding shares. The board rejected the request as failing to comply with company bylaws. We strongly disagree with the board’s attempt to reject our validly called special meeting. It continues a pattern of entrenchment, disregard for shareholder rights, and contempt for the true owners of Nocopi — its shareholders.

As if the rejection of our special meeting request wasn’t enough, the board made the unilateral decision to classify itself (i.e., stagger the board) and limit or strip shareholder power to remove directors, change the size of the board, and fill board vacancies.

Every one of the changes the board implemented is contrary to good corporate governance. It begs the question: why is the board afraid to let shareholders have a choice in their representatives on the board? The answer is obvious to us - the board knows shareholders would vote for wholesale change on the board. As such, the directors are using every trick in the book to prevent us from holding them accountable for their years of mismanagement and disregard for shareholder rights.

The only positive movement was the board said it intended to hold an annual meeting in the spring of 2022. We believe that only happened because we had communicated that we were ready to force the issue in Maryland courts if necessary.

We urge all shareholders to contact the company and the Board and voice your displeasure at their abysmal treatment of shareholders. Tell them that shareholders own the company and have the right to an annual election of directors. That they should quit acting like dictators and let the whole board stand for election in 2022. The current board members of Nocopi are:

Michael Feinstein – CEO and Chairman of Nocopi. Elected to the Board in a proxy battle in 1999. In 1999 he was part of a group called the Nocopi Committee To Maximize Our Return on Equity, or “NoMore.” Ironic name since shareholders got no more annual meetings for twenty years under Mr. Feinstein. Nor did they get much in the way of return on equity. Nearly all the gain in equity is due to raising capital. Other than his initial election, he has never been elected by shareholders during his nearly 22 years on the board. We believe he has stacked the board with his buddies.

Philip B. White – international consultant in the private sector. Appointed to the Board in August 2006. Never elected by shareholders during his 15 years on the Board.

Marc Rash – Executive Vice President at Keystone Property Group based in Conshohocken, Pennsylvania. Appointed to the Board in September 2017. Never elected by shareholders in his 4 years on the Board.

Joe Raymond – investment analyst at Santa Monica Partners. Appointed to the Board in October 2021. We are concerned that he is unknowingly a pawn of the board. The board needed to add another “independent” director in order to stagger the board. We are surprised that a firm like Santa Monica Partners would knowingly align itself with a board violating so many principles of good corporate governance. He has never been elected by shareholders.

We think it is clear that Messrs. Feinstein, Rich, White and Raymond are not acting in shareholder interests and should either resign or allow shareholders to vote on them as directors.

It is our belief that change is long overdue at Nocopi. Shareholders own the company and not only deserve, but have a right to demand, good corporate governance, and not suffer under something that seems similar to a dictatorship.

Additional Information and Where to Find It

Cedar Creek and Tim Eriksen have requested the call of a special meeting of shareholders of Nocopi. We are evaluating our legal options in terms of challenging Nocopi’s rejection of the special meeting request.

Promptly after filing its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) for the special meeting of shareholders of Nocopi, Cedar Creek intends to furnish that proxy statement to Nocopi’s shareholders, together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain, free of charge, Cedar Creek’s preliminary proxy statement, any amendments or supplements thereto and other relevant documents filed by Cedar Creek with the SEC at the SEC’s website (http://www.sec.gov). Copies of Cedar Creek’s definitive proxy statement, any amendments and supplements thereto, and any other relevant documents filed by Cedar Creek with the SEC will also be available, free of charge, by contacting Cedar Creek’s proxy solicitor, InvestorCom LLC, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

Cedar Creek, Eriksen Capital Management, LLC, Tim Eriksen, Harris Perlman, and Matthew Winger are participants in respect of the solicitation of proxies from shareholders of Nocopi at the special meeting. Cedar Creek owns 6,073,953 shares of Nocopi’s common stock. Mr. Eriksen may also be deemed to be the beneficial owner of such shares. In his individual capacity, Mr. Eriksen owns or may be deemed to own 639,886 shares of Nocopi’s common stock. Mr. Perlman owns 3,361,886 shares of Nocopi’s common stock. Mr. Winger owns 306,526 shares of Nocopi’s common stock.

About Cedar Creek Partners

Cedar Creek Partners is a private investment fund founded in 2006. Cedar Creek focuses on micro cap stocks, including unlisted stocks, looking for companies it believes are trading below intrinsic value.

For further information

Tim Eriksen
tim@eriksencapital.com

InvestorCom LLC
19 Old Kings Highway, Suite 210
Darien, CT 06820
Stockholders call toll-free: (877) 972-0090
Banks and brokers call collect: (203) 972-9300